UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

ERC Communities 1, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2379196
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2738 Falkenburg Road South Riverview, FL 33578	33578
(Address of principal executive offices)	(Zip Code)

(813) 621-5000
Registrant’s telephone number, including area code

Preferred Stock

(Title of each class of securities issued pursuant to Regulation A)

TABLE OF CONTENTS

BUSINESS	- 1 -

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	- 6 -

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES	- 7 -

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	- 9 -

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	- 9 -

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDING DECEMBER 31, 2020 AND DECEMBER 31, 2019	- 11 -

In this annual report, the term “ ERC Communities,” “we,” “us” “our” or “the company” refers to ERC Communities 1, Inc., (f/k/a“ERC Homebuilders 1, Inc.) a Delaware corporation and its subsidiary ERC Zephyrhills, LLC (“ERC Zephyrhills”).

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Item 1. Business

SUMMARY

ERC Communities 1 was formed in 2018 and intends to become a next generation wholesaler of build-for-rent (“Build-For-Rent”) single and two-family residences. As home ownership continues to drop and more Millennials, Gen-X’ers and Baby-Boomers want to rent, demand in the rental market for new units is increasing. There is a corresponding demand for such properties by institutional investors. The company plans to target this rising demand for single-family rental properties, and specifically the unmet demand of institutional buyers such as private equity firms, hedge funds and national rental operators by developing and wholesaling Build-For-Rent units, initially in its home state of Florida and then expanding to other parts of the country.

The company will operate under the brand name ERC Communities 1, Inc. and is a subsidiary of ERC Communities, Inc., (“ERC Parent”). As of December 31, 2020, ERC Communities 1 has one wholly owned subsidiary, ERC Zephyrhills, LLC (“ERC Zephyrhills”), a Florida limited liability company. Subsequently, on January 27, 2021 the company formed a wholly owned, limited liability company, ERC Wesley Chapel, LLC, a Florida limited liability company (“ERC Wesley Chapel”).

ERC Communities 1 is currently the only operating subsidiary of ERC Parent and is focused on developing Build-or-rent properties in the State of Florida.

The company was incorporated in Delaware on October 24, 2018 as ERC Home Builders South Florida, Inc. On February 19, 2019 the company changed its name to ERC Homebuilders 1, Inc., and then subsequently changed its name to ERC Communities 1, Inc. on December 3, 2020. The company is not currently profitable.

THE COMPANY’S BUSINESS

Overview

ERC Homebuilders 1 is an early stage real estate development company devoted to the development and rental and sale of manufactured housing and the sale of Built-For-Rent properties in the Southeastern sector of the United States, specifically in the Florida market. The company will purchase the land and manage the zoning, entitlement, design, construction and operation of the planned developments.

The company is currently focusing its initial efforts in the manufactured housing rental sector of the market but with sufficient funds and opportunities hopes to broaden its scope back into the Built-For-Rent market.

Principal Products and Services

Currently, the company intends to participate in the manufactured housing rental sector of the market. The company intends the process to proceed as follows:

•	The company will acquire land.
•	The company will develop the land.
•	The company will take delivery of manufactured homes.
•	The manufactured homes will then be rented to tenants.

To effectuate its business plan in the manufactured housing rental sector, in July 2020, the company formed a wholly owned limited liability company, ERC Zephyrhills, LLC, a Florida limited liability company (“ERC Zephyrhills”). In August 2020, ERC Zephyrhills acquired land in Zephyrhills, Florida located at 39575 North Avenue, Zephyrhills, FL 33542 (the “ERC Zephyrhills Facility”). Plans for the land acquisition include the following:”)

•	Units:
o	Development of a 60-unit manufactured home rental community.
•	Cost of land:
o	The cost of the land was $750,000, and was paid through $500,000 of mortgage financing and $250,000 of funds provided by ERC Communities, Inc. and select shareholders of ERC Communities, Inc.
•	Development Costs:
o	The company believes that development will cost approximately $9,000,000.
o	ERC Zephyrhills has secured $3,000,000 in construction financing, $3,500,000 of manufactured home financing, and is pursuing approximately $2,500,000 of joint venture equity for this development. The company has not yet broken ground on this project.

On February 2021, ERC Wesley Chapel acquired land located at 5847, 5849, 5851 and 5854 Ellerbee Raod, Wesley Chapel, FL 33545 for $548,500 for the development of a 40 unit manufactured home development. The land was secured by a mortgage in the amount of $355,000.

In addition, the company may also consider opportunities in the broader Build-For-Rent market, including the development of land and construction of Build-For-Rent’s for resale to rental operator companies. In such cases, it will function as a wholesaler of Build-For-Rent units by building and selling them in “mini-neighborhoods” of 20+ units. These groups of residences may be contiguous to each other or in fragmented groupings that are assembled within a certain geographic area. By packaging and selling 20+ unit bundles, the company plans to meet the needs of large institutional investors and national rental operators who want a relatively easy, quick way to acquire more inventory of rental properties.

The company’s business activities will include:

•	Building lot acquisition from land developers, banks, home-owners, trusts & estates.

•	Independent appraisals to verify existing and completion value.

•	Comprehensive design/new construction.

•	Re-sale through major brokers and marketplaces such as SVN/SFRhub.

•	Development of modular and manufactured home sites to allow for lower development costs and lower rents.

The company will oversee independent general contractors for much of its construction (either on site or using modular units), all of whom will perform under fixed-price contracts. All such homes will be “affordable” with average square footage of 1,500, and typically with 3 bedrooms and 2 bathrooms. In Florida, target monthly rents that the company’s buyers will charge are estimated to range between $1,400 and $1,800.

The company has not yet purchase land suitable for these Build-for-Rent developments.

Financing the Development of the Properties

To date, the company has financed the purchase of the land for construction with a combination of the following:

•	The proceeds from our Regulation A offering.

•	Funds advanced to ERC Communities 1 by ERC Parent.

•	Mortgage financing provided by banks, private equity funds, lending-REITs and/or other financial institutions.

Sourcing the properties

The company has engaged various regional and national real estate brokerages to source its current and potential sites. Management members have worked with various real estate brokerages since 2011, certain of which will refer land-sites to ERC Communities 1.

Property design, development and construction

Management members have worked with various design groups and are currently in discussion with certain of them relative to the types of homes, including module units that should be developed on different land-sites. Once land-sites are identified and proposed to Build-For-Rent buyers, design work will commence. Such design work will result in submissions to governmental authorities for building permits, and construction will then commence.

Sales/Rental of Properties

Under the direction of our board of directors, ERC Parent, will advise and guide the management of all of ERC Communities 1’s property design, development, and all sale activities. ERC Communities 1 will directly employ sales personnel. To the extent possible, we aim to secure institutional buyers before we break ground on our developments.

For the rental and maintenance of properties, we plan to [[directly employ] the personnel][outsources those services].

Market Sector

Manufactured Homes

The global manufactured housing market size was valued at $27,188 million in 2019, and is projected to reach $38,848 million by 2027. Manufactured housing is a revolutionary solution for the problem of affordable and quality accommodation globally. According to MHI (Manufactured Housing Institute) based in U.S., cost of construction per square foot is considerably less for manufactured housing units as compared to site build traditional homes.

Further, there is scant competition in the manufactured home rental space, as traditional manufactured home communities sell their homes to homeowners. The company, on the other hand, intends to rent the homes to tenants. Rents for similarly-sized conventionally-built homes can be $1,000 per month greater.

Several manufactured home communities have homes that are rented to tenants for prices consistent with what the company plans to charge, but for homes that are 30 years + old. All of the homes that the company intends to build will be brand new. In in-migration states such as Florida and others in the Southeast, rental demand is very strong, driving up considerably the rental cost of conventionally-built homes, causing demand for more affordable rental housing. We believe the manufactured home fills this gap.

Competition

There are numerous developers competing in the Build-For-Rent space, including but not limited to:

•	The Mungo Companies
•	Bernard Partnership
•	T.W. Lewis
•	Taylor Morrison
•	NexMetro,
•	AHV Communities,
•	BB Living,
•	Christopher Todd Communities
•	Camillo Homes.

Further, we believe large developers like Lennar are likely to pursue this Build-For-Rent market in time. The company will differentiate itself from these other Build-For-Rent developers in a number of ways including the following:

•	Adding Eco Living options
o	It is environmentally friendly, it also can lower renters costs or allow landlords to increase rents.
o	Features may include: low e-impact windows, ISO insulation, venting, etc. These additions can be achieved for as low as $5-8 per square foot and make the home more appealing.
•	Employ highly qualified land/entitlement/zoning executives to aggressively persue and manage the bidding process. The company believes the bidding process will be the most competitive piece to the Build-For-Rent puzzle.

Build-for-rent Properties

The 2008 financial crisis launched one of the largest distressed-buying opportunities in American history. By 2013, major institutional investors were buying homes through poorly disguised subsidiaries. Tens of thousands of homes built for homeowner sale were instead going into rental pools of regional and national rental operators.

As these large pools of undervalued homes began to disappear toward the end of the recession, institutional investors began searching around the country for new home product. Today, they have not abandoned their existing home acquisitions; however, they are showing acute interest in amassing large inventories of homes that carry with them the trait – “everything is new.” Build-For-Rents with new finishes and the latest appliances are in high demand, as are replacement properties for renters seeking to trade up.

The company believes that institutional investors prefer these new Build-For-Rents with standard builder warranty attributes that insulate them from significant operating expenses. With “new” homes, the rental operators can easily predict property taxes and property insurance as their primary, if not sole costs of operation.

Cultural and Generational Shifts in Housing

In addition to the post-recession impact on the Build-For-Rent market, there is an ongoing cultural/demographic shift impacting the affordable single-family residential sector in the US. There has been strong mid-level employment growth in Florida that has expanded the population and increased demand for rental properties in the company’s initial market.

More American families are renting homes now than ever before. This is a reversal from the Baby-Boomer generation that was dedicated to home ownership as a fundamental part of the “American Dream” between WWII and the end of the century. Baby-Boomers saw homes in the ‘70’s, ‘80’s and ‘90’s rapidly multiply in value. Those growth rates no longer exist in most US regions. Interestingly, many Baby-Boomers are also seeking rentals now.

Millennials in many cases don’t have the financial means to purchase a home. They also generally favor renting or leasing items instead of owning them as they are more focused on experiences than material goods. Furthermore, their joint family standard deduction on their annual tax returns of $24,000 competes with the itemized interest and property tax deductions for homes $400,000 or less in price. The lack of opportunity for capital appreciation and the loss of some of the tax deduction benefits are tipping the balance in the rent vs. buy equation.

Traditional garden apartments and townhomes have gotten expensive with rents approaching the $1,750 to $2,000 range in most growing metropolitan service areas. The company believes that renters are increasingly interested in detached living in homes and can achieve that with little or no increase in monthly rental cost.

As demographics have changed, cultural shifts have occurred and new tax laws have been implemented, the company believes that there has been a rush into rental housing. In turn, this has stoked acute demand among institutional investors for Build-For-Rent’s and created large opportunities for the company’s offerings.

Market Segment Size and Growth

Single Family Rental homes are the company’s target market:

•	3.9 million new rental units are forecast for 2016-2020, of which 1.5 million are expected to be homes.

•	9.2% increase in home rental units from 2016-20.

•	Total target market is 17.2 million home rental units.

Much of this growth is being fueled by the under-supply of rental housing inventory. Purchases of Build-For-Rent homes, to satisfy this demand, are being driven by large scale orders and requests for proposals from institutional investors. The company estimates that hundreds of billions of dollars are currently being invested in the single-family rental sector over the next five years.

Operations and Market Ecosystem

The company is flexible in its operations.

•	It can ramp-up quickly to build out “mini neighborhoods” based on the funding tranches it receives.
•	The company has identified many potential land opportunities in its area of focus in Florida.
•	It is actively speaking with potential executives regarding joining the management team.

The company assumes the following regarding costs and timing for a 25-home neighborhood:

•	Cost = approximately $7,000,000 to build.
•	Timing = one year from breaking ground.

The company’s initial business plan consists of the following:

•	Develop 25+ unit neighborhoods.
•	Presell 25+ unit neighborhoods to institutional investors .
•	The company believes institutional investors will pay by percent completion as construction progresses.

The company believes that there are five major components to executing its’ business plan:

•	Rental Tenants: The ultimate consumers who rent these new Build-For-Rent’s. These consumers are typically mid-level employees working at local and regional firms. Not all have college degrees, e.g.: FedEx / UPS drivers, IT workers, mid-level medical workers, retail managers, warehouse managers. We believe the average age is 35 – 45, with household income averaging $125,000, married with 1-2 children and seeking to live in a single-family residence.

•	Institutional Investors: The buyers of Build-For-Rent units are private equity firms, hedge funds, REIT’s and national rental operators who want large volumes of new homes on contiguous land that they can easily market and manage. We believe that they are eager to buy these pre-packaged properties either directly or through brokers in high volumes from 20 -1000 properties.

•	SVN/SFRhub: An online marketplace / intermediary for buying and selling Build-For-Rents. It is part of the fifth largest commercial real estate broker in the United States (formerly named Sperry Van Ness). SVN/SVRhub operates between the company and the institutional investors buying Build-For-Rent’s. They help match the needs of the institutional buyers with the various inventories coming from the company and other developers. They enable sellers to easily manage property listings for buyers to research, identify, underwrite and transact on investment portfolios that meet their criteria. The company expects that SVN/SFRhub will be the initial sales channel for the company to reach institutional Build-For-Rent buyers.

•	The Company’s Role: The company will buy parcels of land and build single family homes for the Build-For-Rent market. The company will then sell these Build-For-Rents directly to large institutional investors in groups of 20+ houses or indirectly through brokers and marketplaces like SVN/SFRhub. The company will package these Build-For-Rents into groups of contiguous parcels of land in order to facilitate high volume purchases that institutional investors seek. In most cases, larger packages of Build-For-Rents will be easier to sell than smaller ones and the larger the group of homes, the easier they are to sell and the more profitable they are.

•	Mortgage Brokers and Specialized Lenders: These groups offer loans to developers/builders like the company in order to help finance new construction of these Build-For-Rents. Traditional banks and lending companies like Corevest Financial, Anchor Financial and others offer loans for a broad range of Build-For-Rent developers like ERC Communities.

Distribution and Sales

We believe, SVN/SFRhub.com will be the initial main channel for selling the company’s homes to hedge funds, private equity firms and national rental operators. The company anticipates paying SVN/SFRhub between 1 and 1.5% marketplace fees/commissions. There may be occasional direct sales to national rental operators and direct selling could emerge as another major channel in the future.

Management Services from ERC Parent

ERC Communities 1 has entered into a revised management services agreement with ERC Parent effective as of August 5, 2019 (the “Management Services Agreement”). Under that agreement, ERC Parent will provide management services to ERC Communities 1. ERC Communities 1 will pay ERC Parent a monthly management fee of 3.0% of “assets under development”. “Assets under development” is calculated as the total amount of development assets in process, which would include the total costs of land, development and entitlement costs, all construction costs, and contractor fees. The monthly fee for each quarter will be determined by the amount of assets under development determined for the most recently completed quarter. ERC Parent may suspend or defer the management fee in its discretion if such management fee would cause the company financial hardship or negative cash flow.

The initial term of the agreement is for ten years. Upon expiration of the agreement it will automatically renew for another two years. Either party can terminate the agreement provided 120 days written notice has been given to the other party. The agreement may also be terminated upon certain events of default, including material breaches of the agreement and also if one party files for bankruptcy or otherwise liquidates. In the event ERC Parent were to file for bankruptcy or otherwise liquidate, the company would have to seek another provider of management services or make arrangements for such services to be provided in-house, including the hiring of additional personnel.

The management team members of ERC Parent who will provide services to ERC Communities 1 currently are Gerald Ellenburg, and Ryan Koenig. The management team of the company consists of Gerald Ellenburg, and Ryan Koenig. See “Interest of Management and Others in Certain Transactions — Relationship with ERC Parent.”

While the company intends to have sufficient equity to procure mortgages on its own, in some cases it may have to rely on guarantees from other entities, including ERC Parent. There are currently no arrangements for such guarantees from any party, and the Management Services Agreement does not commit ERC Parent to make any such guarantees if the company has insufficient equity.

Employees

The company currently has no employees. Currently, three employees at ERC Parent dedicate all of their time to the company and two employees at ERC Parent spend half of their time working on matters related to ERC Communities 1.

Pursuant to the Management Services Agreement, ERC Parent intends to oversee the development and construction of our first projects. During the initial year of development and as the development nears completion, the ERC Parent executives will commence hiring the full-time direct staff that ERC Homebuilder 1 will then employ.

Regulation

It is likely that various licenses and permits will be required to operate our business, such as construction permits, county resale tax certificate, “Doing Business As” certificate and elevator and fire department certificates. As of December 31, 2020, all the applicable permits for the ERC Zephyrhills Facility have been acquired.

Litigation

The company has no litigation pending and the management team is not aware of any pending or threatened legal action relating to the company business, intellectual property, conduct or other business issues.

THE COMPANY’S PROPERTY

In August, 2020 a subsidiary of the company, ERC Zephyrhills, acquired land in Zephyrhills, Florida for the development of a 60 unit manufactured home rental community located at 39575 North Avenue, Zephyrhills, FL 33542 .

On January 27, 2021 a subsidiary of the company, ERC Wesley Chapel, LLC, a Florida limited liability company acquired land in Wesley Chapel for the development of manufactured home rental communities located at 5847, 5849, 5851 and 5854 Ellerbee Raod, Wesley Chapel, FL 33545.

Item 2.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this Annual Report on Form 1-K. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ significantly from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2020.

Overview

ERC Communities 1 is an early stage real estate development company devoted to the development and sale of a built-for rent properties in the Southeastern sector of the United States, specifically in the Florida market. The company will purchase the land and manage the zoning, entitlement, design, construction and operation of the planned developments.

The company anticipates that its revenues will come from the following activities:

•	Sale of Build-For-Rent real estate

•	Rental of Build-For-Rent real estate

The company will collect revenue upon sale of a property and recognize the revenue when the sale is made. Operating expenses currently consist of advertising and marketing expenses and general administrative expenses.

Results of Operations

For the fiscal years ended December 31, 2020 and 2019, we have had no operations and no revenues.

Total operating expenses for the year ended December 31, 2020 decreased to $7,346 from $32,535. For the year ended December 31, 2020, the company incurred $6,609 in profession fees compared to $32,535 for the year ended December 31, 2019. The decrease in operating costs is primarily related to the decrease in professional fees for the year ended December 31, 2020 due to a change in management.

As a result of the foregoing, the company generated a net loss for the years ended December 31, 2020 and 2019 of $413,723 from $455,123, respectively.

Liquidity and Capital Resources

As of December 31, 2020, the company’s cash on hand was $4,682. Currently, the company is not generating a profit. Accordingly, since inception ERC Communities 1 has relied upon the cash advances from its current shareholder, ERC Parent, and management.   As of December 31, 2020 those advances totaled $1,000,394 and $612,404 for the year ended December 31, 2019. The balance of these covered costs is recorded as a liability of the company. The company has formalized some of these borrowings, but expects to repay all of these amounts whether a formal promissory note exists or not. As these are agreements between related parties, there is no guarantee that these rates or costs are commensurate with an arm’s-length arrangement.

The company plans to continue to try to raise additional capital through additional offerings and mortgage financing. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

The company raised approximately $384,000 in its Regulation A offering.

Indebtedness

•	As of December 31, 2020, the company owes various shareholders, ERC Parent and management $1,000,394.
•	As of December 31, 2020, the property in Zephyrhills, Florida was mortgaged with Sierra Five Investments, LLC at a one year mortgage at an interest rate of 12%.The outstanding principal of this mortgage as of December 31, 2020 was $500,000. The mortgage is guaranteed by the Chairman of ERC Parent.

Trends

Due to the COVID-19 pandemic, the company has revised some of its business plans. The company is now planning to include the use of modular homes in its development plans, to both increase the volume of units that the company will be able to development as well as to lower the costs of eventual rents.

The company believes that COVID-19 has sharpened renters’ desire and demand for separate living.

Subsequent Events

On January 27, 2021 the company formed a wholly owned, limited liability company, ERC Wesley Chapel, LLC, a Florida limited liability company (“ERC Wesley Chapel”), The purpose of ERC Wesley Chapel is to acquire land for the development of manufactured home rental communities. Prior to December 31, 2020, $16,000 was advanced to this entity by the company to cover start-up related costs. On February 2021, ERC Wesley Chapel acquired land located at 5847, 5849, 5851 and 5854 Ellerbee Raod, Wesley Chapel, FL 33545 for $548,500 for the development of a 40 unit manufactured home development. The land was secured by a mortgage in the amount of $355,000.

Going Concern

The company’s independent auditor, Artesian CPA, LLC audited the company’s consolidated financial statements as of December 31, 2020 assuming that the company will continue as a going concern.

Item 3.

Directors, Executive Officers and Significant Employees

The table below sets forth the directors of the company as of December 31, 2020.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director, Chairman and CEO	ERC Communities 1, Inc.	72	November 8, 2018
Ryan Koenig	Director, President and COO	ERC Communities 1, Inc.	43	November 8, 2018

The table below sets forth the officers and directors of ERC Parent as of December 31, 2020.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director Chairman Chief Executive Officer	ERC Communities, Inc.	72	November 8, 2018
Ryan Koenig	Director Chief Development Officer	ERC Communities, Inc.	43	November 8, 2018
David A. Morris III	Consulting CFO	ERC Communities , Inc.	61	November 8, 2018

Gerald Ellenburg

Gerald Ellenburg (“Jerry”) is the Chairman and Chief Executive Officer of ERC Parent since August 2016. Jerry also serves as the Chairman and Chief Executive Officer of KGEM Golf, Inc. since October 2018. Jerry has a total of 35 years of experience in the following areas:

•	real estate ownership,

•	management and the financing of multi-family properties and

•	management of over $750 million in debt and equity financings.

This includes Jerry’s work with Ryan Koenig at ERC Homes, LLC. They worked together at ERC Homes, LLC from 2011 until the present time. ERC Homes is a home renovation and new-construction development company that developed approximately 175 homes during this time-period. The primary activity of ERC Homes was the acquisition and renovation of bank-foreclosed single-family residences.

Jerry graduated from the University of California, Berkeley in 1971, and is a California-licensed CPA (inactive).

Ryan Koenig

Ryan Koenig is the President and Chief Operating Officer of ERC Communities, Inc., a position he has held since December 2018. He is also Director and the Chief Development Officer of KGEM since August 2016. From March 2011 until the present, he has been the Chief Development Officer at eResidential and Commercial LLC (ERC Homes), where he worked with Jerry Ellenburg. Ryan has over 20 years of experience in real estate development and construction with the following companies: Wood Partners Camden Properties, Turner Construction and Zaremba Development. Ryan has overseen approximately $500 million in completed construction projects.

David A. Morris III

David Morris is the Consulting Chief Financial Officer at ERC Communities, Inc. since March 2011 until present. David was also the Consulting Chief Financial Officer of KGEM since August 2016. David has over 30 years of experience in finance and financial forensics. During his tenure at ERC Parent, David will oversee the following:

•	tax planning,

•	compliance,

•	accounting,

•	audit,

•	forecasts and

•	investment analysis.

David’s’ career has included the Vice-Presidency of Finance at Belz Enterprises, a large real estate development and management company from. David graduated from the University of Wisconsin, La Crosse, in 1980 and is a Tennessee-licensed CPA.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company paid certain officers and directors the following amounts as of December 31, 2020.

Executive Officer or Director	Total Amount Received
Gerald Ellenburg	$94,577
Ryan Koenig	$30,000

In the future, the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company may choose to establish an equity compensation plan for its management and other employees in the future. Further, as the company grows, the company intends to add additional executives, including but not limited to, a General Manager and other vice presidents for operations, finance and administration.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets out, as of December 31, 2020, ERC Communities 1 voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	ERC Home Builders, Inc. 2738 Falkenburg Road South, Riverview, FL 33578	16,000,000	N/A	100%

There are currently no outstanding shares of our Class A Common Stock and [X] outstanding shares of Class A Preferred Stock, where no person owners more than 10%.

The following table sets out, as of December 31, 2020, ERC Parent’s voting securities that are owned by our executive officers,  directors and other persons holding more than 10% of ERC Parent’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	Gerald Ellenburg	13,975,000	N/A	26.46%

	Ryan Koenig	13,975,000	N/A	26.46%

(1)	The address for all the executive officers, directors, and beneficial owners is c/o ERC Communities, Inc. 2738 Falkenburg Road South, Riverview, FL 33578

Item 5. Interest of Management and Others in Certain Transactions

Relationship with ERC Parent

The company has received working capital to cover expenses and costs while preparing for the securities offering from ERC Parent in the amount of $1,003,941 as of December 31, 2020. The balance of these covered costs is recorded as a liability of the company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Liquidity and Capital Resources – Indebtedness.”

The company has issued 16,000,000 shares of Class B Common Stock to ERC Parent, at par, in exchange for $160.

Management Services Agreement

The company has entered into a Management Services Agreement with ERC Parent. Pursuant to this agreement, ERC Parent provides services to ERC Communities 1 including:

•	Supervision the operations of ERC Communities 1, and

•	Management of all necessary negotiations relating to the business, personnel, etc.

In return for the aforementioned services ERC Communities 1 has agreed to pay ERC Parent a monthly management fee of 3.0% of the assets under development. The initial term of the agreement is for ten years. See “The Company’s Business – Management Services from ERC Parent”.

Some of the parties involved with the operation and management of the company, including two of our three directors, Gerald Ellenburg and Ryan Koenig, are also officers and directors in ERC Parent. These persons have legal obligations with respect to ERC Parent that are similar to their obligations to us.

Relationship with GolfSuites, Inc.

Some of the parties involved with the operation and management of the company, including Gerald Ellenburg, David Morris, Ryan Koenig, and Scott Smylie, have other relationships that may create disincentives to act in the best interest of the company and its investors. These parties are also involved with KGEM Golf, Inc. in similar capacities. While the company will not be competing for the same real estate interests as KGEM Golf, Inc., there is no guarantee that these conflicts may inhibit or interfere with the sound and profitable operation of the company.

Item 6. Other Information

None.

Item 7.

FINANCIAL STATEMENTS

ERC Communities 1, Inc.
(a Delaware corporation)
(FKA ERC Homebuilders 1, Inc.)

Consolidated Financial Statements

As of, and for the Years Ended December 31, 2020 and 2019

INDEPENDENT AUDITOR’S REPORT

April 20, 2021

To:	Board of Directors, ERC Communities 1, Inc.
Attn: Gerald D. Ellenburg

Re:	2020-2019 Financial Statement Audit

We have audited the accompanying consolidated financial statements of ERC Communities 1, Inc. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity/deficit, and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations, shareholders’ equity and its cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 20, 2021

ERC Communities 1, Inc.
(FKA ERC Homebuilders 1, Inc.)
Consolidated Financial Statements
Table of Contents

Balance Sheets as of December 31, 2020 and 2019	- 15 -

Statement of Operations for the years ended December 31, 2020 and 2019	- 16 -

Statement of Changes in Shareholders' Equity for the years ended December 31, 2020 and 2019	- 17 -

Statement of Changes in Cash Flows for the years ended December 31, 2020 and 2019	- 18 -

Notes and Additional Dislosures to the Consolidated Financial Statements as of June 30, 2020	- 19 -

Consolidating Statements	- 24 -

ERC Communities 1, Inc.
(FKA ERC Homebuilders 1, Inc.)
Consolidated Balance Sheets
As of December 31, 2020 and 2019
See independent Auditor's Report

	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$4,682	$67
Property, plant and equipment, net	830,515	-
Other assets	16,000	-
TOTAL ASSETS	$851,197	$67

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Current liabilities
Notes payable, current portion	$500,000	$-
Non-current Liabilities
Notes payable, long-term portion	-	-
Shareholder advances	1,000,394	612,404
Total non-current liabilities	1,000,394	612,404
TOTAL LIABILITIES	1,500,394	612,404

Shareholders' equity
Common stock, Class A: 134,000,000 shares authorized, $0.00001 par, 0 shares issued and outstanding	-	-
Common stock, Class B: 16,000,000 shares authorized, $0.00001 par, 16,000,000 shares issued and outstanding	160	160
Preferred stock, Class A: 8,333,333 shares authorized, 63,515 shares issued and outstanding	384,266	-
Preferred stock, other: 41,666,667 shares authorized, no shares issued and outstanding	-	-
Retained deficit, net of distributions	(1,033,623)	(612,497)
TOTAL STOCKHOLDERS' EQUITY	(649,197)	(612,337)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$851,197	$67

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc.
(FKA ERC Homebuilders 1, Inc.)
Consolidated Statement of Operations
For the Years Ended December 31, 2020 and 2019
See independent Auditor's Report

	2020	2019
Revenues	$-	$-
Cost of revenues	-	-
Gross profit (loss)	-	-
Operating expenses
Advertising and marketing	-	-
Salaries
Operational	-	-
Corporate	-	-
Property lease and affiliated costs	-	-
Utilities and telephone	-	-
Insurance	-	-
Professional fees	6,609	32,535
Other selling, general and administrative	737	-
Total operating expenses	7,346	32,535
Operating loss	(7,346)	(32,535)
Other expenses
Reg A and Reg D share sale costs	406,377	422,588
Net loss	$(413,723)	$(455,123)

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc.
(FKA ERC Homebuilders 1, Inc.)
Consolidated Statement of Stockholders' Equity (Deficit)
For the Years Ended December 31, 2020 and 2019
See independent Auditor's Report

									Retained
	Class A		Class B		Class A		Other		Earnings,	Total
	Common Stock		Common Stock		Preferred Stock		Preferred Stock		Net of	Stockholders'
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Distributions	Equity
Balance as of December 31, 2018	-	$-	16,000,000	$160	-	$-	-	$-	$(157,374)	$(157,214)
Net loss	-	-	-	-	-	-	-	-	(455,123)	(455,123)
Balance as of December 31, 2019	-	-	16,000,000	160	-	-	-	-	(612,497)	(612,337)
Preferred stock issued	-	-	-	-	63,515	384,266	-	-	-	384,266
Net loss	-	-	-	-	-	-	-	-	(413,723)	(413,723)
Dividends	-	-	-	-	-	-	-	-	(7,403)	(7,403)
Balance as of December 31, 2020	-	$-	16,000,000	$160	63,515	$384,266	-	$-	$(1,033,623)	$(649,197)

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc.
(FKA ERC Homebuilders 1, Inc.)
Consolidated Statement of Cash Flows
For the Years Ended December 31, 2020 and 2019
See independent Auditor's Report

	2020	2019
Cash Flows from Operating Activities
Net loss	$(413,723)	$(455,123)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities Other assets	(16,000)	-
Reg A and Reg D share sale costs	406,377	422,588
Net cash used in operating activities	(23,346)	(32,535)

Cash Flows from Investing Activities
Land acquisitions	(830,515)	-

Cash Flows from Financing Activities
Proceeds from notes payable	500,000	-
Shareholder advances, net	387,990	455,030
Issuance of preferred stock	384,266	-
Dividends	(7,403)	-
Reg A and Reg D share sale costs	(406,377)	(422,588)
Net cash provided by (used in) financing activities	858,476	32,442
Net Change In Cash and Cash Equivalents	4,615	(93)
Cash and Cash Equivalents, Beginning of Period	67	160
Cash and Cash Equivalents, End of Period	$4,682	$67

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc.

(FKA ERC Homebuilders 1, Inc.)

Notes to Financial Statements

As of December 31, 2020

See independent Auditor’s Report

NOTE 1 - NATURE OF OPERATIONS

ERC Communities 1, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) is an early-stage company devoted to the development of residential real estate in the Florida area of the United States.

The Company incorporated in 2018 in the state of Delaware.

In July 2020 the Company formed a limited liability company – ERC Zephyrhills, LLC, a Florida limited liability company – which LLC finalized an acquisition of land in Zephyrhills, Florida (a Tampa suburb) for the development of a 60-unit manufactured home rental community. The cost of the land was $750,000, and was paid through $500,000 of mortgage financing and $250,000 of funds provided by ERC Communities, Inc. and select shareholders of ERC Communities, Inc.

Since inception, the Company has relied on advances from affiliates to fund its operations. As of December 31, 2020, the Company had little working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note below). During the next 12 months, the Company intends to fund its operations with funding from a securities offering campaign (see Note below) and funds from revenue producing activities, if and when such operations and offerings can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company has adopted December 31 as the year end for reporting purposes.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of December 31, 2020, the Company is operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less, at the time of purchase, to be cash equivalents. Cash consists of currency held in the Company’s checking account. As of December 31, 2020 and 2019, the Company had $4,682 and $67, respectively, in corporate checking accounts.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced significant write-downs in its accounts receivable balances. As of December 31, 2020 and 2019, the Company did not have any outstanding accounts receivable.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets. As of December 31, 2020, the Company had recorded no depreciation and had no depreciable assets.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2020, the Company’s only property is land held for development, including capitalized carrying costs.

Offering Costs

As of December 31, 2019, the Company recorded a balance of deferred offering costs totaling $391,537. These offering costs consist of legal and other fees incurred in connection with the capital raising efforts of the parent entity of the Company. Therefore, these costs should have been recorded by the parent entity, and balance sheet included in these statements has been restated to reflect a transfer of these offering costs to the parent entity, as summarized below.

	Deferred Offering Costs	Shareholder Advances
Balance recorded on statements issued as of December 31, 2019	$391,537	$1,003,941
Restatement adjustment to transfer deferred offering costs to the parent entity	(391,537)	(391,537)
Restated balance sheet totals as of December 31, 2019	$-	$612,404

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, cryptocurrency valuation and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized.

The Company is taxed as a C Corporation for federal and state income tax purposes. As the Company has recently been formed, no material tax provision exists as of the balance sheet date.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2020, and 2019, the unrecognized tax benefits accrual was zero.

The Company is current with its foreign, US federal and state income tax filing obligations and is not currently under examination from any taxing authority.

Revenue Recognition

In 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, as of inception. There was no transition adjustment recorded upon the adoption of ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Since inception, the Company has not yet recognized any revenue.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with GAAP, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases, that require organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In August 2016, FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230).” ASU 2016-15 provides classification guidance for certain cash receipts and cash payments including payment of debt extinguishment costs, settlement of zero-coupon debt instruments, insurance claim payments and distributions from equity method investees. The standard is effective on January 1, 2018, with early adoption permitted. The Company is currently in the process of evaluating the impact the adoption will have on its financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our balance sheet.

NOTE 3 – INCOME TAX PROVISION

As described above, the Company was recently formed and has only incurred costs of its start-up operations and capital raising. As such, no material tax provision yet exists.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or founders.

NOTE 5 – EQUITY

The Company has issued 16,000,000 shares of Class B Common Stock to its parent company, at par, in exchange for $160.  The Company has authorized 134,000,000 shares of Class A common stock and 50,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Class A preferred stock which is convertible into Class A common stock.  None of the Class A common stock has been issued. As of December 31, 2020, 63,515 shares of Class A preferred stock have been issued.  The company is currently offering to sell up to 8,333,333 shares of Class A preferred stock as part of a Regulation A offering (discussed more below).

Class A common stockholders are entitled to a single vote per share and have equal dividend and liquidation preferences as Class B common stockholders. Class B common stockholders have five votes per share and shares of Class B common stock can be converted into shares of Class A common stock at the option of the holder. Class A preferred stockholders are entitled to a single vote per share and to an 8 percent annual dividend, which will accrue if funds are not legally available to distribute, in addition to a liquidation preference. Shares of Class A preferred stock can be converted into shares of Class A common stock at the option of the holder and shares will be automatically converted in the event of a qualified public offering, as defined in the Amended and Restated Certificate of Incorporation.

NOTE 6 – NOTES PAYABLE

The $500,000 note payable is secured by a mortgage on the land acquired in August 2020. The note bears interest at 12%, requires monthly interest only payments, and matures in August 2021.

NOTE 7 – RELATED PARY TRANSACTIONS

The Company has received working capital to cover expenses and costs while preparing for the securities offering from shareholder advances totaling $59,990 and $455,030, respectively, in 2020 and 2019. The balance of these covered costs is recorded as a liability of the Company. The Company has formalized some of these borrowings, but expects to repay all of these amounts whether a formal promissory note exists or not.

As these are agreements between related parties, there is no guarantee that these rates or costs are commensurate with an arm’s-length arrangement.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2018 and has limited operating history. The Company’s ability to continue is dependent upon management’s plan to raise additional funds (see Notes 2 and 8) and achieve and sustain profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 20, 2021, the date these financial statements were available to be issued.  Based on this evaluation, the following subsequent event is disclosed. No additional material events were identified which require adjustment or disclosure in the restated financial statements.

For ERC Zephyrhills, LLC, plans are underway for an approximate $9 million development, and ERC Zephyrhills has secured $3 million of construction financing, $3.5 million of manufactured home financing, and is pursuing approximately $2.5 million of joint venture equity for this development.

On January 27, 2021, the Company formalized the formation of ERC Wesley Chapel, LLC, a Florida limited liability company. Prior to year-end, $16,000 was advanced related start-up costs for this entity. Subsequent to December 31, 2020, ERC Wesley Chapel, LLC acquired land with a cost of $548,500 for the development of a 40-unit manufactured home development. The land was secured by a mortgage of $355,000.

ERC Communities 1, Inc. and Subsidiaries
(FKA ERC Homebuilders 1, Inc.)
Consolidating Balance Sheets
As of December 31, 2020

	ERC Communities 1,	ERC Zephyrhills,	ERC Wesley Chapel,			Consolidated
	Inc.	LLC	LLC	Combined	Eliminations	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$1,003	$3,679	$-	$4,682	$-	$4,682	$67
Property, plant and equipment
Land	-	830,515	-	830,515	-	830,515	-
Other assets
Other assets	-	-	16,000	16,000	-	16,000	-
Shareholder advances	350,194	-	-	350,194	(350,194)	-	-
Total other assets	350,194	-	16,000	366,194	(350,194)	16,000	-
TOTAL ASSETS	$351,197	$834,194	$16,000	$1,201,391	$(350,194)	$851,197	$67

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Notes payable, current portion	$-	$500,000	$-	$500,000	$-	$500,000	$-
Non-current Liabilities
Notes payable, long-term portion	-	-	-	-	-	-	-
Shareholder advances	1,000,394	334,194	16,000	1,350,588	(350,194)	1,000,394	612,404
Total non-current liabilities	1,000,394	334,194	16,000	1,350,588	(350,194)	1,000,394	612,404
TOTAL LIABILITIES	1,000,394	834,194	16,000	1,850,588	(350,194)	1,500,394	612,404
MINORITY INTEREST	-	-	-	-	-	-	-
Equity
Member equity	-	-	-	-	-	-	-
Common stock	-	-	-	-	-	-	-
Common stock, Class B	160	-	-	160	-	160	160
Preferred stock, Class A	384,266	-	-	384,266	-	384,266	-
Preferred stock, other	-	-	-	-	-	-	-
Retained earnings	(1,033,623)	-	-	(1,033,623)	-	(1,033,623)	(612,497)
TOTAL EQUITY	(649,197)	-	-	(649,197)	-	(649,197)	(612,337)
TOTAL LIABILITIES AND EQUITY	$351,197	$834,194	$16,000	$1,201,391	$(350,194)	$851,197	$67

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc. and Subsidiaries
(FKA ERC Homebuilders 1, Inc.)
Consolidating Statement of Operations
For the Year Ended December 31, 2020

	ERC Communities 1,	ERC Zephyrhills,	ERC Wesley Chapel,			Consolidated
	Inc.	LLC	LLC	Combined	Eliminations	2020	2019
Revenues	$-	$-	$-	$-	$-	$-	$-
Cost of revenues	-	-	-	-	-	-	-
Gross profit (loss)	-	-	-	-	-	-	-
Operating expenses
Advertising and marketing	-	-	-	-	-	-	-
Salaries
Operational	-	-	-	-	-	-	-
Corporate	-	-	-	-	-	-	-
Property lease and affiliated costs	-	-	-	-	-	-	-
Utilities and telephone	-	-	-	-	-	-	-
Insurance	-	-	-	-	-	-	-
Professional fees	6,609	-	-	6,609	-	6,609	32,535
Other selling, general and administrative	737	-	-	737	-	737	-
Total operating expenses	7,346	-	-	7,346	-	7,346	32,535
Other expenses
Reg A and Reg D share sale costs	406,377	-	-	406,377	-	406,377	422,588
Net income (loss)	$(413,723)	$-	$-	$(413,723)	$-	$(413,723)	$(455,123)

The accompanying notes are an integral part of these financial statements.

Item 8.

INDEX TO EXHIBITS

Item 8: Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference, as indicated below.

2.1	Amendment to the Amended and Restated Certificate of Incorporation (1)
2.2	Amended and Restated Certificate of Incorporation (2)
2.3	Bylaws (3)
6.1	Reg A+ Engagement Agreement between Manhattan Street Capital and ERC Homebuilders 1, Inc. dated July 15, 2019 (4)
6.3	Promissory Note with ERC Homebuilders, Inc. dated November 10, 2018 reimbursement due on or before December 31, 2019, with annual interest of 3% (5)

(1) Filed as an exhibit to the ERC Communities 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419019539/tv518235_ex2-1.htm
(2) Filed as an exhibit to the ERC Communities 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419019539/tv518235_ex2-2.htm
(3) Filed as an exhibit to the ERC Communities 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419019539/tv518235_ex2-3.htm
(4) Filed as an exhibit to the ERC Communities 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419040711/tv527920_ex6-1.htm
(5) Filed as an exhibit to the ERC Communities 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419019539/tv518235_ex6-3.htm

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Riverview, State of Florida, on April 30, 2021.

ERC Communities 1, Inc.

/s/ Gerald Ellenburg

By Gerald Ellenburg
CEO of ERC Communities 1, Inc.

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Gerald Ellenburg

Gerald Ellenburg, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director

Date: April 30, 2021

/s/ Ryan Koenig
Ryan Koenig, Director
Date: April 30, 2021